Exhibit 15.2

INDEPENDENT ACCOUNTANTS’ REPORT

The Board of Directors of

Abbey National plc

We have examined management’s assertion that Abbey National Plc (the “Servicer”) has complied as of and for the year ended 31 December 2007 for Holmes Financing (No. 8) plc, with the minimum servicing standards (attached as Appendix 1 to Exhibit 15.1) described in the attached Annual Compliance Certificate dated 11 April 2008. Management is responsible for compliance with those servicing standards. Our responsibility is to express an opinion on management’s assertion about the Servicer’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Servicer complied with the aforementioned minimum servicing standards as of and for the year ended 31 December 2007 for Holmes Financing (No. 8) plc, is fairly stated, in all material respects based on the criteria in Appendix 1 to Exhibit 15.1.

Deloitte & Touche LLP

Chartered Accountants and Registered Auditors

London, United Kingdom

11 April 2008